December 31, 2011




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Clinton R. Black, IV, Esquire and/or Steven A. Thomas, Esquire,and/or Lisa A. Olivieri,
Esquire to sign and file form 4's with the U.S. Securities and Exchange Commission on my behalf.
This authorization shall be in effect until December 31, 2012.

				Very truly yours,

				/s/ Lucy Rutishauser

				Lucy Rutishauser